EXHIBIT 10.66

October 19, 2011

Enrique Carrazana, M.D.
2 Canfield Avenue, Apt. #115
White Plains, NY  10601

Dear Dr. Carrazana:

We are delighted to present this letter agreement (the “Agreement”), setting out certain severance benefits available to you in the event of a change in control of Acorda Therapeutics, Inc. (the “Company”). If these terms are acceptable, please sign the copy of this letter provided herewith and return it to me at your first convenience. If you accept the terms offered herein, this Agreement shall be deemed to be effective as of the date written above (the “Effective Date”).

1.           Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason Following a Change in Control.  If the Company terminates your employment without Cause within the first 12 months after a Change in Control or if you terminate your employment with Good Reason within the first 6 months after a Change in Control, the following shall apply:

(a)           The Company shall pay to you an amount equal to twenty-four (24) months of your base salary (the “CIC Severance Period”) in a lump sum in the month next following the month of termination of your employment. You shall be under no obligation to secure alternative employment during the CIC Severance Period, and payment of your base salary shall be made without regard to any subsequent employment you may obtain.

(b)           The Company shall also pay you a bonus equal to two (2) times the target bonus for which you would have been eligible for the year of termination pursuant to the Company’s then-effective cash bonus plan. Such payment shall be made in the month next following the month of termination of your employment.

(c)            If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the CIC Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the CIC Severance Period, payment of such premiums shall cease (but only to the extent applicable law would not preclude payment of such premiums solely to you and other executives).

(d)           To the extent that Section 4 does not apply and/or your unvested stock options, stock appreciation rights, and restricted or other stock awards have not fully vested under Section 4 or otherwise at the time of the termination of your employment, not less than 50% of the unvested stock options, stock appreciation rights, and restricted or other stock awards granted to you by the Company shall become immediately and fully vested (and, with respect to restricted stock awards, have the restrictions removed) as of the termination date, and all vested stock options shall remain exercisable for 18 months following such date, provided that no options or stock appreciation rights will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under Section 409A of the Internal Revenue Code) or the 10th anniversary of the original date of grant. All remaining unvested stock options, stock appreciation rights and other stock awards will be cancelled on the date of termination.

(e)           The Company shall pay you for all salary and any other amounts earned but not paid prior to termination, including vacation and sick leave days that have accrued through the date of termination and have not been used.  Payment under this subsection (e) shall be made at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment.

(f)           The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of appropriate supporting documentation.  Payment under this subsection (f) shall be made within 10 days following your presentation of acceptable supporting documentation but no later than December 31 of the year next following the year of termination of your employment.

2.           Definitions.

(a)           Cause. As used herein, “Cause” means that you have:

(i)	committed gross negligence in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company;

(ii)	committed fraud in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company;

(iii)
engaged in “willful misconduct” with respect to the business and affairs of the Company. For purposes of this Agreement, “willful misconduct” means misconduct committed with actual knowledge that your actions violate directions and instructions of the CEO, which directions and instructions are legal and consistent with the terms of your employment;

(iv)	materially breached your duties to the Company or failed to materially comply with the Company’s policies and practices; or

(v)	committed an act of moral turpitude, theft, dishonesty or insubordination.

“Cause” shall be found only by a majority of the full Board.

(b)           Good Reason. As used herein, “Good Reason” means:

(i)	a material diminution in your base salary;

(ii)	a material diminution in your authority, duties, or responsibilities;

(iii)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom you report;

(iv)	a material diminution in the budget over which you retain authority;

(v)	a material change in the geographic location at which you must perform the services; and

(vi)	any other action or inaction that constitutes a material breach by the Company of this Agreement.

Termination for Good Reason may occur only if (A) you give the CEO notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) you terminate within two years following the initial existence of the condition.

(c)	Change in Control. As used herein, “Change of Control” shall be deemed to have occurred if:

(i)
there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;

(ii)	there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

(iii)
any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this subsection (iii) shall not apply to an underwritten public offering of the Company’s securities.

3.           Term. The term of this Agreement shall continue for a period of one year following the Effective Date, unless earlier terminated as provided herein, and shall be automatically renewed for successive one year terms unless the Company or you provide written notice of its or your determination not to renew this Agreement at least 60 days prior to the expiration of the then current term.

4.           Reorganization Event.  In the event of a "reorganization event" (as defined in the Acorda Therapeutics, Inc. 2006 Employee Incentive Plan (the "2006 Plan")), each of your then outstanding "awards" (as defined in the 2006 Plan) that were issued under the 2006 Plan, excluding grants of restricted stock as to which you elected at the time of grant not to have such acceleration applied, shall, immediately prior to such reorganization event, become exercisable in full (or free from restrictions, if applicable). The preceding sentence shall apply regardless of whether a Change in Control occurs before, after, or in connection with such "reorganization event," and regardless of whether any other provision of this Agreement would provide or has provided only partial vesting of an award.

5.           Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

6.           Assignment. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement may not be assigned or pledged by you. In the event of the merger or consolidation of the Company (whether or not the Company is the surviving or resulting corporation), the transfer of all or substantially all the assets of the Company, or the voluntary or involuntary dissolution of the Company, the surviving or resulting corporation or the transferee or transferees of the Company’s assets shall  be bound by this and the Company shall take all actions necessary to ensure that such corporation, transferee or transferees assume and are bound by its provisions.

7.           Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of proper jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.           Choice of Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

9.           Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. Notwithstanding the preceding sentence, the provisions of the Acorda Therapeutics, Inc. Restricted Stock Purchase Agreements and all Option, SAR and Stock Award Agreements entered into between you and the Company shall remain in effect pursuant to their respective terms.

10.           Arbitration. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement or the breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Disputes Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of you and the Company, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, as required by law, or the party’s immediate family and legal and financial advisors, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of you and the Company. The Company shall pay all costs and fees associated with such arbitration, including all arbitration fees, the arbitrator’s fees, attorneys’ fees and costs.

11.           Nature of Employment.  This Agreement is not intended to and shall not create a contract of employment between you and the Company.  It is understood and agreed that nothing in this Agreement shall affect the status of your employment as at-will and subject to termination at any time by you or the Company.

12.           Compliance with Section 409A.  This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to you are exempt from, or comply with, Section 409A of the Code.  However, it is your obligation to pay all required taxes (including any taxes under Section 409A) on any payments provided under this Agreement.  Any payment under this Agreement that is subject to Section 409A and is contingent upon termination of your employment shall be payable only if such termination qualifies as a “separation from service” within the meaning of Section 409A, and regulations promulgated thereunder.  Each such payment shall be considered to be a separate payment for purposes of Section 409A.

             If the terms of this Agreement are acceptable to you please sign where indicated below. It is understood and acknowledged that a faxed or e-mailed signature will be considered to be valid as an original.

Very truly yours,

Acorda Therapeutics, Inc.

By:	/s/ Ron Cohen
Ron Cohen
Its:	President & CEO

Agreed to and accepted:

/s/ Enrique Carrazana
Enrique Carrazana